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                                                                   Exhibit 10.17
                               ADVISORY AGREEMENT
                               ------------------


          This Advisory Agreement (this "Agreement") is made and entered into as of August 5, 1999, by and between ChipPAC, Inc., a California corporation, ChipPAC Limited, a corporation incorporated under the laws of the Territory of the British Virgin Islands, ChipPAC Operating Limited (name to be changed to ChipPAC International Company Limited), a corporation incorporated under the laws of the Territory of the British Virgin Islands (collectively, the "Companies," and individually, the "Company"), and Bain Capital, Inc., a Delaware corporation ("Bain"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger and Recapitalization, dated as of March 13, 1999, as amended, by and among the ChipPAC, Inc., Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America and ChipPAC Merger Corp.

          WHEREAS, the Companies desire to retain Bain and Bain desires to perform for the Companies and/or their subsidiaries certain services;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

          1. Term. This Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Companies provide or Bain provides written notice of its or their desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof.

          2. Services. Bain shall perform or cause to be performed such services for any of the Companies and/or their subsidiaries as directed by such Company's board of directors, which may include, without limitation, the following:

          (a) executive and management services;

          (b) identification, support and analysis of acquisitions and dispositions by such Company or its subsidiaries;

          (c) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

          (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

          (e) human resource functions, including searching and hiring of executives; and
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          (f) other services for such Company or its subsidiaries upon which such Company's board of directors and Bain agree.

     Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Companies pursuant to this Agreement.

          3. Advisory Fee. Payment for services rendered by Bain and/or its affiliates incurred in connection with the performance of services pursuant to this Agreement shall be billed on an hourly basis for actual services rendered (it being agreed that no minimum services levels shall be required), plus reasonable out-of-pocket expenses incurred by Bain and/or its affiliates; provided that, commencing with the calendar quarter ended March 31, 2000, when and if ChipPAC, Inc. and its subsidiaries achieve LTM Period EBITDA, as defined below, as calculated at the end of such calendar quarter or any succeeding calendar quarter, in excess of $81.2 million, in lieu of the aforementioned fees and expenses, Bain and/or its affiliates will be entitled to an annual advisory fee, the amount of which shall be the greater of (i) $1,000,000 per annum and
(ii) 0.3% per annum of the annual consolidated revenue of ChipPAC, Inc. and its subsidiaries (determined on a trailing twelve month basis), plus reasonable out-of-pocket expenses of Bain and/or its affiliates. All fees and expenses described in this paragraph 3 shall be payable to Bain or its designees on a quarterly basis in advance (based on the parties' estimate of the amount of fees and expenses which shall become due and payable for such quarter) commencing as of the date hereof. "LTM Period EBITDA" means, for ChipPAC, Inc. and its consolidated subsidiaries, for any trailing twelve month period ending on the date of any measurement, operating income, plus depreciation, amortization, any non-cash charges related to write-downs of impaired assets and, to the extent deducted in determining operating income, any fees and expenses incurred pursuant to this Agreement and pursuant to that certain Advisory Agreement dated as of the date hereof between the Companies and SXI Group LLC, as the same may be amended, replaced or modified from time to time.

          4.   Transaction Fees.

          (a) The Companies hereby agree to pay to Bain or its designees on the Closing Date a fee for services rendered in connection with the structuring of the financing for the Recapitalization Transactions and certain other management services. Such fees shall be payable to Bain or its designees by wire transfer in an amount not to exceed 1% of the aggregate value of the financing for the Recapitalization Transactions plus reasonable out-of-pocket expenses.

          (b) In addition, during the term of this Agreement, the Companies shall pay to Bain or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing by any of the Companies or their subsidiaries in an amount equal to 1% of the aggregate value of such transaction.

          5. Personnel. Bain shall provide and devote to the performance of this Agreement such partners, employees and agents of Bain as Bain shall deem appropriate to the furnishing of the services required.

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          6.   Liability. Neither Bain nor any other Indemnitee (as defined in
Section 7 below) shall be liable to any of the Companies or any of their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person's employment or authority. Bain makes no representations or warranties, express or implied, in respect of the services to be provided by Bain or any of the other Indemnitees. Except as Bain may otherwise agree in writing after the date hereof: (i) Bain shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as any of the Companies or any of their subsidiaries, including those competing with any of the Companies or any of their subsidiaries and (B) do business with any client or customer of any of the Companies or any of their subsidiaries; (ii) neither Bain nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any of the Companies or any of their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person's participation therein; and (iii) in the event that Bain acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both any of the Companies or any of their subsidiaries, on the one hand, and Bain, on the other hand, or any other person, Bain shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to any of the Companies or any of their subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any of the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Bain directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to any of the Companies. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 7 below) relating to the service to be provided by Bain hereunder.

          7. Indemnity. Each of the Companies and their subsidiaries shall defend, indemnify and hold harmless each of Bain, its affiliates, partners, employees and agents (collectively, the "Indemnitees") from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. Each of the Companies and their subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against such Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Bain shall reimburse the Companies and their subsidiaries for the costs of defense and other costs incurred by the Companies and their subsidiaries.

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          8.   Notices.  All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

          To the Companies, as appropriate:
          --------------------------------

          ChipPAC, Inc.
          3151 Coronado Drive
          Santa Clara, California  95054
          Attention:  Chief Executive Officer
          Facsimile:  (408) 486-5914

          ChipPAC Limited
          Road Town
          Tortola, British Virgin Islands
          Facsimile: (284) 494-3547

          ChipPAC Operating Limited (name to be changed to
            ChipPAC International Company Limited)
          Road Town
          Tortola, British Virgin Islands
          Facsimile: (284) 494-3547

          To Bain:
          -------

          Bain Capital II, Inc.
          One Embarcadero, Suite 2260
          San Francisco, CA 94111
          Facsimile: (415) 627-1333
          Attn:  David Dominik
                 Prescott Ashe

                 and
                 ---

          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, MA 02116
          Facsimile: (617) 572-3274
          Attn:     Edward Conard

          9. Assignment. None of the Companies may assign any obligations hereunder to any other party without the prior written consent of Bain (which consent shall not be unreasonably withheld), and Bain may not assign any obligations hereunder to any other party without the prior written consent of the Companies (which consent shall not be unreasonably withheld); provided that Bain may, without consent of the Companies, assign its rights and obligations under this Agreement to any of its affiliates (but only if such affiliate is a person or entity (excluding any Bain portfolio companies) controlled by Bain, or in the case of an affiliate which is a partnership, only if Bain is

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the ultimate general partner of such partnership).  The assignor shall remain liable for the performance of any assignee.

          10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

          11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

          12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                           *     *     *     *     *

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          IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.



                                       CHIPPAC, INC.

                                       By: /s/ Gary Breton

                                       Its:____________________________________


                                       CHIPPAC LIMITED

                                       By: /s/ P. J. Kim

                                       Its:____________________________________


                                       CHIPPAC OPERATING LIMITED (NAME TO BE
                                       CHANGED TO CHIPPAC INTERNATIONAL COMPANY
                                       LIMITED)

                                       By: /s/ P. J. Kim

                                       Its:____________________________________


                                       BAIN CAPITAL, INC.


                                       By: /s/ David Dominik

                                       Its:____________________________________